EXHIBIT 10.1







CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of E-data Corporation


     We consent to the use in this Registration Statement of E-data Corporation on Form 10-SB of our report dated February 22, 2002 (except for Note 7 which is dated April 11, 2002), which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern.



Marcum & Kliegman LLP
Woodbury, NY
May 14, 2002